Exhibit 99(a)(1)(H)

INSTRUCTIONS FOR TENDER THROUGH CONDITIONAL EXERCISE OF OPTIONS

     In connection with a tender of the underlying shares of common stock, $0.01 par value per share, of Premiere Global Services, Inc. (“Shares”) pursuant to the offer to purchase dated October 26, 2010, as amended or supplemented from time to time (the “Offer to Purchase”)

THE OPTION ELECTION FORM MUST BE RECEIVED BY PREMIERE GLOBAL SERVICES, INC. BEFORE 4:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 29, 2010. YOU MUST SIGN AND COMPLETE THE OPTION ELECTION FORM FOR YOUR DIRECTION TO BE VALID.

Send the Option Election Form to:

By Mail:	By Overnight Courier	By E-mail:	By Facsimile:
Premiere Global	Premiere Global	Premiere Global	Premiere Global
Services, Inc.	Services, Inc.	Services, Inc.	Services, Inc.
3280 Peachtree Road	3280 Peachtree Road	betsy.hare@pgi.com	(866) 924-4959
NE, Suite 1000	NE, Suite 1000
Atlanta, Georgia 30305	Atlanta, Georgia 30305	Attn: Director, Stock	Attn: Director, Stock
Attn: Director, Stock	Attn: Director, Stock	Plan Management	Plan Management
Plan Management	Plan Management

Note: Before completing the enclosed Option Election Form, you should read these instructions carefully, as well as the Offer to Purchase and the related letter of transmittal.

Delivery of this instrument to an address (including an email address) or fax number other than those set forth above will not constitute a valid delivery.

     By signing the Option Election Form, you acknowledge receipt of the Offer to Purchase with respect to the offer by Premiere Global Services, Inc. (“PGi”) to purchase for cash shares of its common stock, par value $.01 per share (the “Shares”) (or such lesser or greater amount as PGi may elect to purchase, subject to applicable law), at a purchase price determined pursuant to tenders at prices specified by the tendering shareholders of not greater than $7.75 nor less than $6.75 per Share, pursuant to the Offer to Purchase and the Letter of Transmittal, which together (as each may be amended and supplemented from time to time) constitute the “Tender Offer,” that will enable PGi to purchase the maximum number of tendered Shares having an aggregate purchase price not exceeding $50,000,000. The Tender Offer is not conditioned on any minimum number of Shares being tendered, but is subject to the other conditions as set forth in the Offer to Purchase.

     1. You should complete the Option Election Form if you wish to conditionally exercise some or all of your vested nonqualified options to purchase Shares that are outstanding as of the deadline for submitting the Option Election Form (“Options”) and tender the underlying Shares (such underlying Shares referred to herein as the “Option

Shares”), subject to acceptance in the Tender Offer (“conditional exercise”) and pursuant to the terms and conditions set forth in the Offer to Purchase. Note that PGi is conducting the Tender Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select a price within a price range specified by PGi at which you are willing to sell your Shares (and in the case of Options, conditionally exercise Options and sell the Option Shares). The price range for the Tender Offer is $6.75 to $7.75 per share (in increments of $0.25). The purchase price of the Option Shares will be the lowest price at which, based on the number of Shares tendered and the prices specified by the tendering shareholders, PGi can purchase $50,000,000 in value of Shares (or such lesser amount as PGi may elect to purchase, subject to applicable law), or such lesser value of Shares as is properly tendered and not withdrawn (the “Purchase Price”). PGi will purchase all Shares at the same Purchase Price, even if you have selected a lower price, but PGi will not purchase any Shares above the Purchase Price that PGi determines.

     If more than $50,000,000 in value of Shares (or such lesser or greater amount as PGi may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn then PGi will purchase Shares in the order of priority specified in the Offer to Purchase. Accordingly, under such circumstances, PGi may not purchase all of the Option Shares you tender even if you tender them at or below the Purchase Price. See Sections 1 and 5 of the Offer to Purchase.

     By signing the Option Election Form, you agree that if any Option Shares you properly tendered are accepted, the Options will be exercised as to those accepted Option Shares. The proceeds from such tender will be equal to (i)(a) the number of accepted Option Shares underlying the exercised Options, multiplied by (b) the Purchase Price, less (ii) the aggregate exercise price of the exercised Options. However, the amount of cash remitted to you will be reduced by the applicable employment and income tax withholding relating to the exercise of the Options. You further agree to be bound by the Purchase Price and the terms and conditions set forth herein and in the Offer to Purchase. You also agree that during the term of the Tender Offer, you will NOT submit any other notice to exercise the Options you have submitted for tender through conditional exercise until or unless you withdraw your offer to tender through conditional exercise. This conditional exercise process will only be available for vested nonqualified Options.

     2. By signing the Option Election Form, you acknowledge that PGi is allowing you to conditionally exercise your Options for the purpose of allowing you to tender Option Shares in the Tender Offer. Further, by signing the Option Election Form, you understand and acknowledge that, in the event that PGi purchases less than the full number of Option Shares tendered, the portion of the Options with respect to Option Shares that were not purchased in the Tender Offer will be deemed not to have been exercised, and will continue to be governed by such Option’s existing terms and conditions.

     3. The conditional exercise of Options and related tender of Option Shares pursuant to the Tender Offer may be withdrawn at any time prior to 4:00 P.M., New York

City time, on November 29, 2010 by submitting a written, e-mail or facsimile transmission notice of withdrawal so that it is received by PGi at the address, e-mail address or facsimile number indicated above. Any such notice of withdrawal must specify the name and social security number of the Option holder who conditionally exercised the Options to be withdrawn and the number and tranche of Options to be withdrawn. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by PGi, in its sole discretion, which determination shall be final and binding, subject to a challenge of such determination in a court of competent jurisdiction. None of PGi, American Stock Transfer & Trust Company, LLC (the “Depositary”) or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

     4. The Option Election Form must be received by PGi before 4:00 P.M., New York City time, on Monday, November 29, 2010. You must sign and complete this Option Election Form for your direction to be valid. At no time following this deadline will you have the ability to revoke or amend the election you made on the Option Election Form.

General Terms and Conditions of the Tender Offer:

NOTE: BY SIGNING THE OPTION ELECTION FORM, YOU ALSO AGREE TO THE FOLLOWING TERMS AND CONDITIONS WHICH SHALL NOT BE CONSTRUED TO LIMIT IN ANY WAY THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE OR THE OPTION ELECTION FORM.

     1. You will, upon request, execute and deliver any additional documents deemed by PGi or the Depositary to be necessary or desirable to complete the sale, assignment and transfer of the Option Shares tendered hereby and have read, understand and agree with all of the terms of the Tender Offer.

     2. You understand that the conditional exercise of Options and related tender of Option Shares pursuant to the procedures described in the Offer to Purchase and in these Instructions for Tender through Conditional Exercise of Options will constitute an agreement between you and PGi upon the terms and subject to the conditions of the Tender Offer.

     3. All authority herein conferred or agreed to be conferred shall survive your death or incapacity and your obligations hereunder shall be binding upon your heirs, personal representatives, successors and assigns. Except as stated herein or in the Offer to Purchase, this tender is irrevocable.

     4. PGi will pay any stock transfer taxes with respect to the sale and transfer of any Option Shares to it or its order pursuant to the Tender Offer. You understand that (a) the Purchase Price for the Option Shares will be paid to you (you cannot elect to have such amount paid to another person); and (b) you will be responsible for paying federal and state income and employment taxes arising from the conditional exercise of the

Options and the sale of the Option Shares in the Tender Offer (a portion of which may be withheld as described in Instruction 5).

     5. Under the U.S. federal income tax laws, PGi may be required to withhold applicable taxes from the amount of any payments made to Option holders in connection with the conditional exercise of the Options and related tender of the Option Shares pursuant to the Tender Offer. Non-U.S. Option holders will also be subject to 30% (or lower treaty rate) U.S. withholding tax on the total sale price paid to them for the Option Shares pursuant to the Tender Offer. See Section 13 of the Offer to Purchase. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE IMPLICATIONS OF EXERCISING YOUR OPTIONS OR TENDERING YOUR OPTION SHARES.

     6. All questions as to the number of Options conditionally exercised and Option Shares accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Option Shares will be determined by PGi in its sole discretion, which determinations shall be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. PGi reserves the absolute right to reject any or all conditional Option exercises and related tenders of Option Shares it determines not to be in the proper form or the acceptance of which or payment for which may, in the opinion of PGi’s counsel, be unlawful. PGi also reserves the absolute right to waive any of the conditions of the Tender Offer and any defect or irregularity in conditional exercise of an Option and related tender of any particular Option Shares, and PGi’s interpretation of the terms of the Tender Offer (including these Instructions for Tender through Conditional Exercise of Options) will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. No conditional exercise of an Option and related tender of Option Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as PGi will determine. None of PGi, the Depositary or any other person is or will be obligated to give notice of any defects or irregularities in tenders and none of them will incur any liability for failure to give any such notice.

     7. If the Option Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary capacity, such person should also indicate when signing, and proper evidence satisfactory to PGi of the authority of such person so to act must be submitted with the Option Election Form.

     8. Questions and requests for assistance or additional copies of the Offer to Purchase and these Instructions for the Conditional Exercise of Options should be directed to the Director, Stock Plan Management at (404) 262-8400.

NOTE: PGI WILL REJECT (OR NOT ACCEPT) ANY CONDITIONAL EXERCISE OF OPTIONS AND RELATED TENDER OF OPTION SHARES

WITH RESPECT TO ANY OPTION THAT EXPIRES PRIOR TO THE DEADLINE FOR SUBMITTING THE OPTION ELECTION FORM OR ANY OPTION THAT IS UNVESTED AS OF THE DEADLINE FOR SUBMITTING THE OPTION ELECTION FORM.

TO CONFIRM YOUR OPTION STATUS, YOU MAY CONTACT THE DIRECTOR, STOCK PLAN MANAGEMENT AT (404) 262-8400.